EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement No. No. 333-129668 of Enterprise GP Holdings L.P. on Form S-8, and (ii) Registration Statement No. 333-146236 of Enterprise GP Holdings L.P. on Form S-3 of our report dated March 2, 2009 (July 6, 2009 as to the effects of the adoption of SFAS 160 and the related disclosures in Notes 1 and 3), relating to the consolidated financial statements of Enterprise GP Holdings L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retrospective adjustments related to the adoption of SFAS 160), appearing in this Current Report on Form 8-K of Enterprise GP Holdings L.P.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
July 6, 2009